Exhibit 10.2

PBF ENERGY INC.
2017 EQUITY INCENTIVE PLAN

FORM OF
NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of the date set forth on the signature page hereto (the “Date of Grant”), between PBF Energy Inc. (the “Company”) and the individual named on the signature page hereto (the “Grantee”).
R E C I T A L S:
WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
WHEREAS, the Committee (as defined in the Plan) has determined that it would be in the best interests of the Company and its stockholders to grant the Option (as defined below) provided for herein to the Grantee pursuant to the Plan and the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
(a)Company Group: The Company and its subsidiaries and Affiliates.
(b)Disability: Disabled or Disability with respect to a Grantee, means the definition of Disabled or Disability used in such Grantee’s employment agreement or agreement to provide services, or if no such agreement exists, or such term is not defined therein, “disabled” or “disability” means that such Grantee becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period to perform such Grantee’s duties as an employee of or service provider to the Company Group. The determination of a disability will be made by the Company, provided that, in the event that an Option should become subject to Section 409A, with respect to such Option, “Disabled” and “Disability” shall have the meaning set forth in Section 409A and Treasury Regulation Section 1.409A-3(i)(4) thereunder, unless determined otherwise in the discretion of the Committee.
(c)Expiration Date: The tenth anniversary of the Date of Grant; provided, that, if the term of the Option would expire during a period when trading in the Shares is prohibited or restricted by law or under the Company’s insider trading policy, the Expiration Date will be extended automatically to the 30th day after expiration of the prohibition or restriction to the extent such automatic extension would not cause the Option to become subject to Section 409A.
(d)Option: The Option with respect to which the terms and conditions are set forth in Section 3 of this Agreement.
(e)Plan: The PBF Energy Inc. 2017 Equity Incentive Plan, as it may be amended or supplemented from time to time.

(f)[Restrictive Covenants: The Restrictive Covenants applicable to the Grantee pursuant to Sections 9 and 10 of such Grantee’s [employment agreement with PBF Investments LLC]; provided, for such purpose, the Non Compete Period shall be deemed to extend through the first anniversary of the Grantee’s termination of employment for any reason solely for purposes of Section 9(b) thereof (providing for an additional six month period of non-solicitation).] 1 Restrictive covenants are not included for lower level grantees.
(g)Retirement: The Grantee’s resignation from employment with the Company Group, so long as Grantee has attained age 55 1/2 with at least three consecutive years of service with the Company Group.
(h)Section 409A: Section 409A means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, rulings, notices or other guidance promulgated thereunder.
(i)Vested Portion: At any time, the portion of the Option which has become vested, as described in Section 3 of this Agreement.
2.Grant of the Option. The Company hereby grants to the Grantee the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of the number of Shares subject to the Option set forth on the signature page hereto, subject to adjustment as set forth in the Plan. The Exercise Price shall be as set forth on the signature page hereto. The Option is intended to be a nonqualified stock option, and is not intended to be treated as an incentive stock option that complies with Section 422 of the Code.
3.Vesting of the Option.
(a)General. Subject to the Grantee’s continued service or employment with the Company Group through the applicable vesting date, the Option shall vest and become exercisable (for the period set forth in Section 4 hereof) at the times set forth on the signature page hereto.
(b)Termination of Employment. If the Grantee’s service or employment with the Company Group terminates for any reason, including, without limitation, for Cause, unless otherwise provided for in Section 3(c) and (d) hereof, the Option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration.
(c)Death or Disability. Notwithstanding anything to the contrary in this Agreement, in the event of the Grantee’s separation from service from the Company Group due to death or Disability, the Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable effective as of the termination date.
(d)Change in Control. In the event of a Change in Control, the Option shall, only to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable effective as of the date of a Change in Control.
4.Exercise of the Option.
(a)Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Grantee may exercise all or any part of the Vested Portion of the Option at any time prior to the Expiration Date. Notwithstanding the foregoing, at any time prior to the Expiration Date, the Vested Portion of the Option shall only remain exercisable for the period set forth below with respect to the particular event:
(i)Termination due to Death or Disability, or Death following Termination. If (A) the Grantee’s service or employment with the Company Group is terminated due to the

Grantee’s death or Disability, or (B) if following the Grantee’s separation from service but prior to the date the exercise period would expire pursuant to clause (ii) below, the Grantee dies, the Grantee (or the Grantee’s permitted transferee(s) or estate) may exercise the Vested Portion of the Option for a period ending on the earlier of (A) twelve (12) months following Grantee’s separation from service and (B) the Expiration Date;
(ii)Termination for any Reason Other than Death, Disability, Retirement or Cause. If the Grantee’s service or employment with the Company Group is terminated for any reason other than due to the Grantee’s death, Disability, Retirement or Cause subject to clause (i) above in the case of the Grantee’s death following termination, the Grantee may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three (3) months following such separation from service and (B) the Expiration Date.
(iii)Retirement. If the Grantee Retires from the Company Group, the Grantee may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three (3) years following such separation from service and (B) the Expiration Date.
(b)Termination by the Company for Cause; Breach of Restrictive Covenants. Notwithstanding (a) above, if the Grantee’s service or employment is terminated by the Company Group for Cause, or if at any time the Grantee breaches the Restrictive Covenants, the Vested Portion of the Option shall immediately terminate in full and cease to be exercisable.
(c)Method of Exercise.
(i)Subject to Section 4(a) of this Agreement and any administrative procedures that may be established by the Company, the Vested Portion of the Option then exercisable may be exercised by delivering to the Company written notice of intent to so exercise and may be exercised pursuant to any method prescribed in Section 5(c) of the Plan; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Exercise Price. The payment of the Exercise Price may be made at the election of the Grantee in the form and manner provided for in the Plan and shall be subject to Section 8 of this Agreement and to Section 15 of the Plan.
(ii)Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.
(iii)Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company may issue certificates in the Grantee’s name for such Shares. However, the Company shall not be liable to the Grantee for damages relating to any delays in issuing the certificates, if any, to the Grantee, any loss by the Grantee of any certificates, or any mistakes or errors in the issuance of any certificates or in the certificates themselves, if any. Notwithstanding the foregoing, the Company may elect to recognize the Grantee’s ownership through uncertificated book entry.
(iv)In the event of the Grantee’s death, the Vested Portion of the Option shall remain exercisable by the Grantee’s executor or administrator, or the person or persons to whom the Grantee’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Grantee shall take rights herein granted subject to the terms and conditions hereof.
5.No Right to Continued Employment or Service. Neither the Plan nor this Agreement shall be construed as giving the Grantee the right to be retained in the employ of, or in any consulting relationship to, any member of the Company Group. Further, any member of the Company Group may at any time dismiss the Grantee or discontinue any employment or consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein. Any determinations as to whether the Grantee continues to be employed shall be at the discretion of the Committee.
6.Legend on Certificates. To the extent applicable, all certificates (or book entries) representing the Shares purchased by exercise of the Option shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates (or notations made next to the book entries) to make appropriate reference to such restrictions.
7.Transferability. The Option shall not be transferable or assignable by the Grantee other than by will or by the laws of descent and distribution; provided, that, subject to the approval by the Committee, in its discretion, the Option may be transferred for no consideration to, or for the benefit of, an “immediate family member” (to be defined by the Committee) or to a bona fide trust for the exclusive benefit of such immediate family member, or a partnership or limited liability company in which immediate family members are the only partners or members (a “Permitted Transferee”). If the Option is exercisable after the death of a Grantee, the Option may be exercised by his legatees, personal representatives, or distributees. No exercise of the Option may be made during a Grantee’s lifetime by anyone other than the Grantee, except (i) by a legal representative appointed for or by the Grantee, or (ii) if applicable, a Permitted Transferee. Any sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of this Section 7 shall be void, and shall not be recognized by the Company. All of the terms and conditions of the Plan and this Agreement shall be binding upon any permitted successors and assigns or Permitted Transferees.
8.Withholding. The Grantee may be required to pay to the Company Group and the Company Group shall have the right and is authorized to withhold any applicable withholding or other taxes in respect of the Option, its exercise, or any payment or transfer under or with respect to the Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding or other taxes. The Grantee may elect to pay any or all of such required withholding or other required taxes as provided in Section 15 of the Plan, including by having the Company withhold Shares otherwise deliverable upon exercise of an Option; provided, that, the Fair Market Value of the aggregate number of shares withheld in connection with the satisfaction of the Grantee’s obligations under this Section 8 shall not exceed the minimum statutorily required withholding amount.
9.Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Grantee will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
10.Notices. Any notice under this Agreement shall be addressed to the Company in care of its Secretary, and to the Grantee at the address appearing in the personnel records of the Company for the Grantee or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
11.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws.
12.Arbitration. Any dispute with regard to the enforcement of this Agreement shall be exclusively resolved by a single experienced arbitrator, selected in accordance with the American Arbitration Association (“AAA”) rules and procedures, at an arbitration to be conducted in the State of New York pursuant to the National Rules for the Resolution of Employment Disputes rules of AAA with the arbitrator applying the substantive law of the State of Delaware as provided for under Section 11 hereof. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction. Each party shall pay its own attorneys’ fees and disbursements and other costs of the arbitration.
13.Amendment. This Agreement may be amended only by a written instrument executed by the parties hereto, which specifically states that it is amending this Agreement.
14.Option Subject to Plan. By entering into this Agreement the Grantee agrees and acknowledges that the Grantee has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as they may be amended from time to time, are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail, except where the terms of this Agreement are more restrictive than the terms of the Plan.
15.Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
16.Restrictive Covenants.
(a)Non-Competition. The Grantee shall not, at any time beginning on the Date of Grant and ending on the date that is six (6) months following the Grantee’s separation from service from the Company Group for any reason, be a more than 5% shareholder, director, officer or employee of any person, firm, corporation, partnership or business that engages in a business which competes directly with the Business (as defined below).
(b) Non-Solicitation. During the period beginning on the Date of Grant and ending on the date that is twelve months following the Grantee’s separation from service from the Company Group for any reason, the Grantee shall not directly recruit or otherwise solicit or induce any employee of the Company Group to terminate his or her employment with the Company Group in order to be hired by the Grantee in a business which competes directly with the Business; provided, however, that general solicitation or advertising for employment by the Grantee shall not be prohibited by this Section 16(b).
(c)Non-Disparagement. During the Grantee’s employment and at any time following his termination, the Grantee agrees not to disparage, either orally or in writing, in any material respect any member of the Company Group.
(d)Reformation. In the event the terms of this Section 16 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
(e)Business. As used in Sections 16 and 17 hereof, the term “Business” shall mean the crude oil refining business in the specific geographic areas in which the Company’s oil refining operations primarily conduct business at the date of the Grantee’s termination.
17.Non-Disclosure of Confidential Information.
(a)Protection of Confidential Information. All items of information, documents (including electronically stored documents like email), and materials pertaining to the business and operations of the Company Group that are not made public by the Company Group through authorized means will be considered confidential (hereafter, “Confidential Information”). Confidential Information includes, but is not limited to, customer lists, business referral source lists, internal cost and pricing data and analysis, marketing plans and strategies, personnel files and evaluations, financial and accounting data, operational and other business affairs and methods, contracts, technical data, know-how, trade secrets, computer software and other proprietary and intellectual property, and plans and strategies for future developments relating to any of the foregoing. Except in connection with the faithful performance of the Grantee’s duties hereunder or as permitted pursuant to Section 17(c), the Grantee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any Confidential Information, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company Group, or any of its successors.
(b)Return of Confidential Information. Upon termination of the Grantee’s service or employment with the Company for any reason, the Grantee upon the request of the Company will promptly either destroy or deliver to the Company any and all Confidential Information in the Grantee’s possession and any other documents concerning the customers, business plans, marketing strategies, products or processes of the Company Group.
(c)No Prohibition. Nothing in this Agreement shall prohibit the Grantee from (i) disclosing information and documents when required by law, subpoena or court order (provided the Grantee gives reasonable notice thereof and makes reasonably available to the Company and its counsel the documents and other information sought and assists such counsel, at the Company’s expense, in resisting or otherwise responding to such order or process), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement to any potential new employer, (iv) retaining, at any time, his personal correspondence, his personal rolodex or outlook contacts and documents related to his own personal benefits, entitlements and obligations, or (v) disclosing or retaining information that, through no act of the Grantee in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company, is generally available to the public, is in the public domain at the time of disclosure or is available from other sources.
18.Specific Performance. The Grantee acknowledges and agrees that remedies at law available to the Company for a breach or threatened breach of any of the provisions of Sections 16 or 17 would be inadequate and any member of the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Grantee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
19.Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
20.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

PBF ENERGY INC.

By
Name:
Title:

[Grantee]

The Date of Grant is [Date].
The number of Shares subject to the Option is [#].
The Exercise Price shall be $[#] per Share.
Subject to the Grantee’s continued service or employment through the applicable vesting date, the Option shall vest and become exercisable as follows:

Date Option Vests and Becomes Exercisable	Percentage of Shares As to Which Option Vests and First Becomes Exercisable

Upon the first anniversary of the Grant Date	25%

Upon the second anniversary of the Grant Date	25%

Upon the third anniversary of the Grant Date	25%

Upon the fourth anniversary of the Grant Date	25%

[Signature Page to Non-Qualified Stock Option Agreement]